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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A No. 4

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Sonus Networks, Inc.
(Name of Issuer)
Common Stock, par value $.001 per share
(Title of Class of Securities)
835916107
(CUSIP Number)
26 July 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Explanatory Note
This Amendment 4 to Schedule 13G is being filed to correct a mistaken reference in Amendment 3 to the signature of Olivia A. Morris on behalf of Galahad Securities Limited, as such signature was not obtained. Amendment 4 corrects the mistake made in Amendment 3 as Philip Vassiliou is signing on behalf of Galahad Securities Limited.

CUSIP No.	835916107	Page	2	of	10

1	NAMES OF REPORTING PERSONS: Galahad Securities Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		50,406,479

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		50,406,479

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	50,406,479

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	19.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
*  SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107	Page	3	of	10

1	NAMES OF REPORTING PERSONS: Legatum Capital Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		50,406,479

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		50,406,479

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	50,406,479

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	19.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107	Page	4	of	10

1	NAMES OF REPORTING PERSONS: Legatum Global Holdings Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		50,406,479

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		50,406,479

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	50,406,479

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	19.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107	Page	5	of	10

1	NAMES OF REPORTING PERSONS: Legatum Global Investment Limited

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		50,406,479

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		50,406,479

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	50,406,479

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	19.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	835916107	Page	6	of	10

1	NAMES OF REPORTING PERSONS: Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		50,406,479

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		50,406,479

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	50,406,479

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	19.96%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
* SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1:
(a) Name of Issuer:
Sonus Networks, Inc.
(b) Address of Issuer’s Principal Executive Offices:
250 Apollo Drive
Chelmsford MA 01824
Item 2:
(a) Name of Persons Filing:
1. Galahad Securities Limited;
2. Legatum Capital Limited;
3. Legatum Global Holdings Limited;
4. Legatum Global Investment Limited; and
5. Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996.
(b) Address:
PO Box 71082, Dubai, United Arab Emirates
(c) Citizenship: not applicable
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: not applicable
Item 3:
Not applicable
Item 4:
1. Galahad Securities Limited;
(a)	Amount Beneficially Owned: 50,406,479

(b)	Percent of Class: 19.96%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 50,406,479

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 50,406,479

(iv)	Shared power to dispose or to direct the disposition of: 0
2. Legatum Capital Limited;
(a)	Amount Beneficially Owned: 50,406,479

(b)	Percent of Class: 19.96%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 50,406,479

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 50,406,479

(iv)	Shared power to dispose or to direct the disposition of: 0
3. Legatum Global Holdings Limited;
(a)	Amount Beneficially Owned: 50,406,479

(b)	Percent of Class: 19.96%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 50,406,479

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 50,406,479

(iv)	Shared power to dispose or to direct the disposition of: 0
4. Legatum Global Investment Limited;
(a)	Amount Beneficially Owned: 50,406,479

(b)	Percent of Class: 19.96%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 50,406,479

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 50,406,479

(iv)	Shared power to dispose or to direct the disposition of: 0
and
5. Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996
(a)	Amount Beneficially Owned: 50,406,479

(b)	Percent of Class: 19.96%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 50,406,479

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 50,406,479

(iv)	Shared power to dispose or to direct the disposition of: 0
Item 5:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following
Item 6:
Not applicable
Item 7:
Not applicable
Item 8:
Not necessary in an amendment.
Item 9:
Not applicable
Item 10:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired or held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Signature
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Galahad Securities Limited
Signature: /s/ Philip Vassiliou
Name: Philip Vassiliou
Title: Director
Date: 3 August 2007
Legatum Capital Limited
Signature: /s/ Olivia A. Morris
Name: Olivia A. Morris
Title: Director
Date: 3 August 2007
Legatum Global Holdings Limited
Signature: /s/ Olivia A. Morris
Name: Olivia A. Morris
Title: Director
Date: 3 August 2007
Legatum Global Investment Limited
Signature: /s/ Olivia A. Morris
Name: Olivia A. Morris
Title: Director
Date: 3 August 2007
Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996
Signature: /s/ Olivia A. Morris
Name: Olivia A. Morris
Title: Director
Date: 3 August 2007